Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Registration Statement on Form S-4 of Hanover Bancorp, Inc. of our report dated March 18, 2020, except for Note 6, as to which the date is January 20, 2021, on the financial statements of Savoy Bank. We also consent to the reference to us under the heading "Experts" in the prospectus.

New York, NY
January 20, 2021